EXHIBIT 99.1
5551 Corporate Boulevard
Baton Rouge, LA 70808
Lamar Advertising Company Announces
Second Quarter 2006 Operating Results
Baton Rouge, LA – Tuesday, August 8, 2006 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the second quarter ended June 30, 2006.
Second Quarter Results
Lamar reported net revenues of $287.6 million for the second quarter of 2006 versus $264.7 million for the second quarter of 2005, an 8.6% increase. Operating income for the second quarter of 2006 was $59.2 million as compared to $53.9 million for the same period in 2005. There were net earnings of $18.4 million for the second quarter of 2006 compared to net earnings of $18.7 million for the second quarter of 2005.
Adjusted EBITDA, which we refer to herein as EBITDA (defined as operating income before non-cash compensation, depreciation and amortization and (gain) loss on disposition of assets — see reconciliation to net income at the end of this release), for the second quarter of 2006 was $135.4 million versus $125.4 million for the second quarter of 2005, a 8.0% increase.
Free cash flow (defined as EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures — see reconciliation to cash flows provided by operating activities at the end of this release) for the second quarter of 2006 was $35.8 million as compared to $72.1 million for the same period in 2005, a 50.3% decrease. The decline in free cash flow was primarily due to an increase in capital expenditures of $36.7 million as compared to the second quarter of 2005. Of this increase, approximately $19.0 million was for the deployment of new digital billboards. Interest, net of interest income and amortization of financing costs also increased by approximately $5.4 million due to rising interest rates and increased indebtedness. Current taxes increased by approximately $4.4 million related to Canadian and U.S. state and federal income taxes.
Pro forma net revenue for the second quarter of 2006 increased 6.8% and pro forma EBITDA increased 6.8% as compared to the second quarter of 2005. Pro forma net revenue and EBITDA include adjustments to the 2005 period for acquisitions and divestitures for the same time frame as actually owned in the 2006 period. Tables that reconcile reported results to pro forma results and operating income to outdoor operating income are included at the end of this release.
Six Months Results
Lamar reported net revenues of $540.9 million for the six months ended June 30, 2006 versus $497.6 million for the same period in 2005, an 8.7% increase. Operating income for the six months ended June 30, 2006 was $86.5 million as compared to $83.1 million for the same period in 2005. EBITDA increased 7.0% to $237.3 million for the six months ended June 30, 2006 versus $221.8 million for the same period in 2005. There was net income of $19.9 million for the six months ended June 30, 2006 as compared to net income of $23.8 million for the same period in 2005.
Free Cash Flow for the six months ended June 30, 2006 was $64.9 million as compared to $128.8 million for the same period in 2005, a 49.6% decrease.

Stock Repurchase Program
In November 2005, we announced the adoption of a $250 million stock repurchase program. Through June 30, 2006, we spent approximately $228.4 million to repurchase 4.4 million shares of our Class A common stock. At June 30, 2006, $21.6 million remained available for repurchase under the repurchase plan. The repurchase plan was completed in July 2006. We repurchased a total of 4,852,541 shares under the plan.
Guidance
For the third quarter of 2006 the Company expects net revenue to be approximately $286 to $288 million. On a pro forma basis this represents an increase of approximately 6% to 7% over the same period in 2005.
Forward Looking Statements
This press release contains forward-looking statements, including the statements regarding our guidance for the third quarter of 2006. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, (1) our significant indebtedness; (2) the continued popularity of outdoor advertising as an advertising medium; (3) the regulation of the outdoor advertising industry; (4) our need for and ability to obtain additional funding for acquisitions or operations; (5) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (6) the strength of the economy generally and the demand for advertising in particular; and (7) other factors described in the reports on Forms 10-K and 10-Q and the registration statements that we file from time to time with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.
Use of Non-GAAP Measures
EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net loss, cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our presentations of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.
Conference Call Information
A conference call will be held to discuss the Company’s operating results Tuesday, August 8, 2006 at 10:00 a.m. eastern time. Instructions for the conference call and Webcast are provided below:
Conference Call

All Callers:	1-334-323-9871 or 1-334-323-9872
Passcode:	Lamar

Replay:	1-877-919-4059
Passcode:	63694686
Available through Friday, August 11, 2006 at 11:59 p.m. eastern time

Live Webcast:	www.lamar.com

Webcast Replay:	www.lamar.com
Available through Friday, August 11, 2006 at 11:59 p.m. eastern time

General Information on Lamar
Lamar Advertising Company is a leading outdoor advertising company currently operating over 150 outdoor advertising companies in 44 states, logo businesses in 20 states and the province of Ontario, Canada and over 70 advertising franchises in the United States and Canada.

Company Contact:	Keith A. Istre
Chief Financial Officer
(225) 926-1000
KI@lamar.com

LAMAR ADVERTISING COMPANY AND
SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Net revenues	$287,577	$264,743	$540,910	$497,572

Operating expenses (income)
Direct advertising expenses	96,415	86,744	191,624	171,220
General and administrative expenses	45,804	43,569	92,118	86,324
Corporate expenses	9,918	9,074	19,897	18,263
Non-cash compensation	2,912	—	5,910	—
Depreciation and amortization	74,089	71,916	147,267	141,154
Gain on disposition of assets	(712)	(485)	(2,390)	(2,443)

	228,426	210,818	454,426	414,518

Operating income	59,151	53,925	86,484	83,054

Other expense (income)
Interest income	(378)	(263)	(605)	(715)
Interest expense	27,126	21,757	51,969	42,619

	26,748	21,494	51,364	41,904

Income before income tax expense	32,403	32,431	35,120	41,150
Income tax expense	14,031	13,687	15,208	17,371

Net income	18,372	18,744	19,912	23,779
Preferred stock dividends	91	91	182	182

Net income applicable to common stock	$18,281	$18,653	$19,730	$23,597

Earnings per share:
Basic earnings per share	$0.18	$0.18	$0.19	$0.22

Diluted earnings per share	$0.18	$0.18	$0.19	$0.22

Weighted average common shares outstanding:
- basic	103,277,889	105,565,241	104,138,905	105,410,772
- diluted	104,348,078	106,031,171	105,101,056	105,884,073

OTHER DATA
Free Cash Flow Computation:
EBITDA	$135,440	$125,356	$237,271	$221,765
Interest, net	(25,533)	(20,162)	(48,936)	(39,239)
Current tax expense	(6,864)	(2,451)	(9,465)	(2,525)
Preferred stock dividends	(91)	(91)	(182)	(182)
Total capital expenditures (1)	(67,195)	(30,529)	(113,753)	(51,026)

Free cash flow	$35,757	$72,123	$64,935	$128,793

(1)	See the capital expenditures detail included in this release for a breakdown by category.

	June 30,	December 31,
	2006	2005
Selected Balance Sheet Data:
Cash and cash equivalents	$5,446	$19,419
Working capital	147,901	93,816
Total assets	3,860,519	3,737,079
Total debt (including current maturities)	1,797,525	1,576,326
Total stockholders’ equity	1,664,535	1,817,482

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Other Data:
Cash flows provided by operating activities	$121,959	$104,882	$156,880	$129,338
Cash flows used in investing activities	108,797	44,236	220,568	124,139
Cash flows provided by (used in) financing activities	(14,855)	49,108	49,715	(30,311)

Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities:
Cash flows provided by operating activities	$121,959	$104,882	$156,880	$129,338
Changes in operating assets and liabilities	(13,305)	(392)	24,478	54,021
Total capital expenditures	(67,195)	(30,529)	(113,753)	(51,026)
Preferred stock dividends	(91)	(91)	(182)	(182)
Other	(5,611)	(1,747)	(2,488)	(3,358)

Free cash flow	$35,757	$72,123	$64,935	$128,793

Reconciliation of EBITDA to Net income:
EBITDA	$135,440	$125,356	$237,271	$221,765
Less:
Non-cash compensation	2,912	—	5,910	—
Depreciation and amortization	74,089	71,916	147,267	141,154
Gain on disposition of assets	(712)	(485)	(2,390)	(2,443)

Operating Income	59,151	53,925	86,484	83,054

Less:
Interest income	(378)	(263)	(605)	(715)
Interest expense	27,126	21,757	51,969	42,619
Income tax expense	14,031	13,687	15,208	17,371

Net income	$18,372	$18,744	$19,912	$23,779

	Three months ended
	June 30,
	2006	2005	% Change
Reconciliation of Reported Basis to Pro Forma (a) Basis:
Reported net revenue	$287,577	$264,743	8.6%
Acquisitions and divestitures	—	4,429

Pro forma net revenue	$287,577	$269,172	6.8%

Reported direct advertising and G&A expenses	$142,219	$130,313	9.1%
Acquisitions and divestitures	—	2,919

Pro forma direct advertising and G&A expenses	$142,219	$133,232	6.7%

Reported outdoor operating income	$145,358	$134,430	8.1%
Acquisitions and divestitures	—	1,510

Pro forma outdoor operating income	$145,358	$135,940	6.9%

Reported Corporate expenses	$9,918	$9,074	9.3%
Acquisitions and divestitures	—	—

Pro forma Corporate expenses	$9,918	$9,074	9.3%

Reported EBITDA	$135,440	$125,356	8.0%
Acquisitions and divestitures	—	1,510

Pro forma EBITDA	$135,440	$126,866	6.8%

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses, and EBITDA include adjustments to 2005 for acquisitions and divestitures for the same time frame as actually owned in 2006.

	Three months ended
	June 30,
	2006	2005
Reconciliation of Outdoor Operating Income to Operating Income:
Outdoor Operating income	$145,358	$134,430
Less: Corporate expenses	(9,918)	(9,074)
Non-cash compensation	(2,912)	—
Depreciation and amortization	(74,089)	(71,916)
Plus: Gain on disposition of assets	712	485

Operating income	$59,151	$53,925

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Capital expenditure detail by category
Billboards — traditional	$24,209	$22,548	$34,393	$34,587
Billboards — digital	19,024	65	37,051	369
Logo	2,348	1,422	3,953	2,807
Transit	139	324	353	462
Land and buildings	4,286	2,760	11,559	7,330
Operating equipment	14,498	3,410	16,676	5,471
Storm reconstruction	2,691	—	9,768	—

Total capital expenditures	$67,195	$30,529	$113,753	$51,026